[LOGO OF INTERPORE CROSS INTERNATIONAL]

NEWS RELEASE for April 17, 2003 at 4:00 PM EDT

Contact:	Jill Bertotti (Investors)	Richard L. Harrison
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Interpore Cross International
	949-474-4300	949-453-3200
jill@allencaron.com
len@allencaron.com

INTERPORE CROSS REPORTS FIRST QUARTER 2003 RESULTS;

SPINAL PRODUCT SALES UP 25 PERCENT OVER FIRST QUARTER 2002

– Income Includes $15 Million from Previously Announced Litigation Settlement –

IRVINE, CA (April 17, 2003) – Interpore Cross International (Nasdaq NM: BONZ) today reported net sales in the first quarter ended March 31, 2003 were a record $15.8 million and 15 percent higher than net sales of $13.8 million in the first quarter of 2002. Sales of spinal implant products increased by 25 percent to a record $10.4 million in the first quarter of 2003 versus $8.3 million in the first quarter of 2002. Sales of orthobiologic products decreased by 4 percent to $4.5 million in the first quarter of 2003 from $4.7 million in the first quarter of 2002. Sales of minimally invasive surgery (“MIS”) products increased by 12 percent to $962,000 in the first quarter of 2003 from $859,000 in the same quarter of 2002.

Income from operations for the first quarter of 2003 was $1.5 million compared to $889,000 for the same quarter of 2002. Net income for the first quarter of 2003 was $10.0 million, or $.56 per diluted share, compared with net income of $645,000, or $.04 per diluted share, for the first quarter of 2002. Net income for the first quarter of 2003 included other income of $15 million paid by DePuy AcroMed in connection with the January 2003 settlement of litigation relating to the company’s spinal implant system patents. The company expects to begin recording revenue in the second quarter from royalty payments made by DePuy AcroMed.

Chairman and CEO David C. Mercer commented on the sales results for the first quarter of 2003. “The strong sales performance in our spinal product category once again helped drive total sales for the quarter to a record amount. Growth in our base SYNERGY™ and C-TEK™ spinal implant products was augmented by meaningful first quarter sales contributions from the recently released GEO STRUCTURE™ spinal implant and TPS™-TL telescopic plate spacer systems. And, while sales of our orthobiologic products declined by 4 percent, the performance was a significant improvement from the average 10 percent quarterly decline experienced in each of the four quarters of 2002. This improvement was driven by sales of our INTERGRO™ allograft putty product and also the March shipments of our new ACCESS™ AGF™ processors and disposables into the international marketplace.”

Mercer continued, “In the fourth quarter of 2002 we initiated a series of significant changes in our MIS business which continued into the first quarter of this year. I’m pleased to report that recruiting for MIS sales positions is progressing nicely. We believe that this will pave the way for MIS product sales improvement beginning as early as the second quarter.”

MORE-MORE-MORE

INTERPORE CROSS REPORTS FIRST QUARTER

Upon receipt of the $15 million litigation settlement payment from DePuy AcroMed in January 2003, the company paid off the balance of its line of credit, which at December 31, 2002 amounted to $5.8 million. As of March 31, 2003, the company’s cash and short-term investments balance was approximately $11.9 million.

As previously announced, the company is conducting a conference call to review the financial results today at 4:30 PM EDT (Eastern). Audio access to the conference call will be available through a live webcast via a link provided in the Investor Relations/Events section of Interpore Cross’ website at www.interpore.com. The webcast of Interpore Cross’ conference call will also be available for thirty days by accessing the same link.

About Interpore Cross International

Interpore Cross International is an independent public medical device company focused on providing innovative products for spinal surgery. The company designs, manufactures and markets spinal implant devices and orthobiologic products as well as instruments that facilitate minimally invasive surgery. Interpore Cross’ products are used by orthopedic surgeons and neurosurgeons around the globe in a wide range of applications.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to MIS products sales, expected royalties from DePuy AcroMed, the company’s timing of future product introductions, profitability and growth, demand for its products or services, growth in the markets for its products or any other statements that relate to the intent, belief, plans or expectations of the company or its management, or that are not a statement of historical fact. Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially from expected results, including the company’s inability to launch its new product offerings or generate expected sales of such products, lack of growth in sales of MIS products, the failure of the organizational changes to the MIS products business to provide the anticipated efficiencies and profitability, the failure of DePuy AcroMed to make royalty payments and an inability of new products to achieve sufficient penetration in the company’s international markets. Additional factors that could cause the company’s actual results to differ materially are discussed in the company’s recent filings with the Securities and Exchange Commission. Interpore Cross disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

- TABLE FOLLOWS-

INTERPORE CROSS REPORTS FIRST QUARTER

INTERPORE CROSS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2002	2003
Net sales	$13,786	$15,807
Cost of goods sold	3,712	4,476

Gross profit	10,074	11,331

Operating expenses:
Research and development	1,913	2,044
Selling and marketing	5,353	6,068
General and administrative	1,919	1,765

Total operating expenses	9,185	9,877

Income from operations	889	1,454
Interest and other income, net	159	15,252

Income before taxes	1,048	16,706
Income tax provision	403	6,683

Net income	$645	$10,023

Net income per share:
Basic	$.04	$.58
Diluted	$.04	$.56

Shares used in computing net income per share:
Basic	17,128	17,336
Diluted	18,300	17,774

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2002	March 31, 2003
Assets
Cash and short-term investments	$1,810	$11,902
Other current assets	48,265	47,743
Property, plant and equipment, net	3,410	3,376
Other assets	23,757	23,748

Total assets	$77,242	$86,769

Liabilities & Stockholders’ Equity
Current liabilities	$6,208	$11,328
Long-term debt	5,818	—
Stockholders’ equity	65,216	75,441

Total liabilities & stockholders’ equity	$77,242	$86,769

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